Exhibit 19.1
LANTHEUS HOLDINGS, INC.
Policy on Insider Trading and Communications with the Public

This Policy on Insider Trading and Communications with the Public (this “Policy”) applies to:
•the purchase or sale of securities in Lantheus Holdings, Inc. (referred to herein as “Lantheus” and the “Company”);
•the communication of material nonpublic information about the Company to persons or entities outside of the Company; and
•(i) the purchase or sale of securities of any other public company (including the Company’s past, current or potential customers, vendors, suppliers, collaborators or business development partners), when material nonpublic information about that other public company is obtained in the course of employment with, or other services performed on behalf of, the Company, and (ii) the communication of any material nonpublic information about any of these other public companies with anyone outside the Company.
Who is Subject to this Policy?
All of the following persons and entities are subject to this Policy:
(a)“Company Personnel,” which is defined to mean: (i) all members of the Board of Directors, officers and employees of the Company and its subsidiaries; and (ii) all agents, contractors and consultants of the Company who have access to or receive material nonpublic information about the Company or any other company or entity with which the Company has done, does or intends to do, business in the course of their employment with, engagement by, or association with, the Company;
(b)“Family Members,” which is defined to mean: (i) all family members (including any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law, as well as any similar adoptive relationships) who live in the household of Company Personnel, (ii) all other persons who live in the household of Company Personnel and (ii) all family members who do not live in the household of Company Personnel, but whose transactions in Company securities are directed by, or subject to the influence or control of, Company Personnel (such as parents or children who consult with persons identified in clauses (i) and (ii) above before they trade in Company securities);
(c)“Controlled Entities,” which is defined to mean all entities, including corporations, partnerships or trusts, whose transactions in Company securities are directed by, or subject to the influence or control of, Company Personnel or their Family Members; and
(d)“Other Covered Persons,” which is defined to mean all persons and entities (other than Family Members and Controlled Entities) whose transactions in Company securities are directed by, or subject to the influence or control of, Company Personnel.
All Company Personnel are obligated to inform their Family Members, Controlled Entities and Other Covered Persons (collectively, that Company Personnel’s “Related Persons”) of the requirements of this Policy and to direct their compliance with this Policy.
In addition, as specified in Section 4 of this Policy, all Designated Persons (as defined below) are (a) subject to additional restrictions relating to the prohibition of purchases and sales of Company securities during Blackout Periods (as defined below) and (b) required to pre-clear purchases and sales of Company securities (even outside of Blackout Periods). Other Company Personnel who are not Designated Persons should also read those sections of this Policy to help guide their own actions on a prophylactic basis.
The following are “Designated Persons” under this Policy:
•all members of the Board of Directors and all members of the Executive Team, Expanded Executive Team and the Lantheus Leadership Group;
•all Company Personnel in the Finance, Internal Audit, Tax, Business Development, Human Resources, Investor Relations, Corporate Communications and attorneys in the Legal departments;
•all other Company Personnel significantly involved in working on significant business development matters;
•all Company Personnel otherwise designated as such by the General Counsel or Chief Financial Officer; and
•all of their respective Related Persons.

This Policy has been adopted to ensure compliance with the federal securities laws, and also to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called “insiders”), and should be viewed in addition to any restrictions on trading in Company securities imposed by employment or other agreements between Company Personnel and the Company. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.
What Is Insider Trading?
Insider trading occurs when a person who is aware of material nonpublic information about the Company buys or sells the Company’s securities.
A director, officer or other employee, agent, consultant, or any other advisor owing a duty of trust and confidence to the Company (such as accountants or outside attorneys), may also violate the insider trading laws if he or she communicates – or “tips” – material nonpublic information to another person or entity without authorization by the Company, and that other person or entity trades on the basis of that information.
Information is (i) “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities and (ii) “nonpublic” if it has not been disseminated in a manner making it available to investors generally. These concepts are discussed and illustrated in more detail in Section 2 below.
What Securities Are Subject to This Policy?
The insider trading (including tipping) prohibitions are not limited to trading in the common stock of the Company. Under the law, insider trading in any security (including stock options, debt instruments or preferred stock) is illegal. Also, this Policy applies to trading in the securities of any other public company (including the Company’s past, current or potential customers, vendors, suppliers, collaborators or business development partners), when material nonpublic information about that other public company is obtained in the course of employment with, or other services performed on behalf of, the Company.
Questions
Questions about this Policy or any proposed transaction should be directed to the General Counsel (or his or her designee).

1.POLICY STATEMENTS
Statement of Insider Trading Policy
It is the policy of the Company that Company Personnel who are aware of material nonpublic information relating to the Company or its affiliated entities may not, directly or indirectly through Related Persons or other persons or entities, (a) buy or sell securities (including buying or selling puts, calls and options) of the Company or any of its affiliated entities, or engage in any other action to take personal advantage of that information, until the information becomes public or is no longer material, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that Company Personnel who, in the course of working for the Company, learn of material nonpublic information about a company with which the Company has done, does, or will do, business (including business development targets, collaborators, customers or suppliers of the Company) may not trade in that company’s securities until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent personal reasons (such as the need to raise money for an emergency expenditure) are not exempt from this Policy. The securities laws do not recognize those kinds of mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct and ethics.
Please note that the trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., short-swing trading by executive officers or directors subject to Section 16 or restrictions on the sale of securities subject to Rule 144 of the Securities Act of 1933). Any Company Personnel who is uncertain whether other prohibitions or restrictions apply should ask the General Counsel (or his or her designee).
Statement of Communications Policy
The Company engages in communications with investors, securities analysts and the financial press. It is against the law – specifically, Regulation FD adopted by the Securities and Exchange Commission (the “SEC”) – as well as this Policy, for any person acting on behalf of the Company to disclose material nonpublic information selectively to securities professionals (including, for example, buy and sell-side analysts, institutional investment managers and investment companies) or investors in any security of the Company under circumstances where it is reasonably foreseeable that the recipient may trade on the basis of that information, unless the information has first or simultaneously has been disclosed to the public.
Only the Chairperson of the Board, the Lead Independent Director, the Chief Executive Officer, the President, the Chief Financial Officer and any other person or investor relations firm expressly designated by the Chief Executive Officer or the

Board of Directors are authorized to speak on behalf of the Company. Anyone who communicates without proper authorization will not only violate this Policy, but may also violate the anti-tipping provisions of the insider trading laws. Accordingly, information may not be disclosed to anyone outside the Company (including analysts, stockholders, potential investors, journalists or any media outlet, family members and friends) other than in accordance with the procedures set forth in this Policy under the heading “Procedures for Communications with the Public” in Section 8 below. Moreover, neither the Company nor its business may be discussed in any social media platform (such as LinkedIn, Facebook or Twitter), internet “chat room” or any other internet- or social media-based forum (other than reposting or distributing previously-approved Company communications).

2.MATERIALITY AND PUBLIC DISSEMINATION
Both the insider trading laws and Regulation FD use the same concepts of “materiality” and a similar concept of when information becomes “public.”
Material Information
Information is “material” if a reasonable investor would consider it important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material include, but are not limited to:
•Projected future or unreported actual revenues, earnings, losses or cash flows and asset or liability levels;
•Any changes to revenue or earnings guidance;
•Revenue or earnings that are inconsistent with the consensus expectations of the investment community;
•A proposed acquisition (whether of a material asset or a business or entity), license or collaboration, or a proposed sale or disposition;
•A significant expansion or cutback of operations;
•A significant product change or important information about a product or the development of a product;
•A development in the regulatory approval process regarding one of the Company’s products in development;
•Extraordinary management or business developments;
•Changes in executive management;
•Significant lawsuits or legal settlements;
•A proposed strategic partnership, joint venture or distribution agreement;
•The potential or actual gain or loss of a significant business development partner, customer, supplier, contract or purchase order;
•Company restructuring;
•Potential equity issuances;
•Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•A change in dividend policy, the declaration of a stock split or an offering of additional securities;
•Significant related party transactions;
•The establishment of a repurchase program for Company securities;
•A change in pricing or cost structure;
•Major marketing changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•The imposition of a ban on trading in Company securities or the securities of another company; or
•Impending bankruptcy or the existence of severe liquidity problems.

When Information Is “Nonpublic”
Information that has not been disclosed to the public is generally considered to be “nonpublic” information. If you are aware of material nonpublic information, you may not trade until that information has been disclosed broadly to the marketplace (such as by a widely disseminated press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day after the information is publicly released by the Company. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. New York time, you should not trade in the Company’s securities until after 9:30 a.m. New York time on Tuesday. If an announcement were made on a Monday after 4:00 p.m. New York time, you should not trade in the Company’s securities until after 9:30 a.m. New York time on Wednesday.
If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the General Counsel (or his or her designee).

3.PROHIBITED TRANSACTIONS
The Company considers it improper and inappropriate for Company Personnel to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Company Personnel may not engage in any of the following transactions:
•Short-Term Trading. A Company Personnel’s short-term trading of the Company’s securities may be distracting and may unduly focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Company Personnel who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following that purchase. Please note that shares purchased through either an employee stock purchase plan or employee stock option plan are not subject to this restriction.
•Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), also prohibits directors and officers from engaging in short sales.
•Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, are prohibited by this Policy. (Please note that option positions arising from certain types of hedging transactions are governed by the section captioned “Hedging Transactions” below.)
•Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Company Personnel to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow Company Personnel to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company’s other stockholders. Therefore, Company Personnel are prohibited from engaging in hedging transactions.
•Margin Loans and Pledges. Company Personnel may not subject any Company stock or other securities subject to this Policy to margin loans and may not pledge Company stock or other securities as collateral for loans or other obligations.

4.ADDITIONAL RESTRICTIONS ON SECURITIES TRANSACTIONS
Blackout Periods
To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Designated Persons and any persons acting on behalf of any Designated Persons, refrain from conducting transactions (for their own or related accounts) involving the purchase or sale of the Company’s securities during the following periods (the “Blackout Periods”):
•The period commencing on 16th day of the last month of each fiscal quarter (i.e., March 16th, June 16th, September 16th and December 16th) and ending after the first full Trading Day (as defined below) after the date on which the Company discloses its financial results for that fiscal period.
•Any other period designated by the General Counsel or Chief Financial Officer.

“Trading Day” means any day on which the Nasdaq Stock Market is open.
The purpose behind the Blackout Period is to avoid any improper transactions. All Designated Persons and any persons acting on behalf of Designated Persons must comply with the Blackout Period requirements. Specific exceptions may be made (other than for regular quarterly Blackout Periods), with approval from the General Counsel (or his or her designee), when Company Personnel does not possess material nonpublic information and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for an exception from this Policy must be directed to the Company’s General Counsel (or his or her designee).
The safest period for trading in the Company’s securities, assuming the absence of material nonpublic information, generally is the first ten Trading Days following the end of the Blackout Period. The regular quarterly Blackout Periods are particularly sensitive periods and particular attention must be made to ensure that transactions in the Company’s securities are made in accordance with the applicable laws. This is because Company Personnel will, as any quarter progresses, be increasingly likely to possess material, nonpublic information about the expected financial results for that quarter.
From time to time, the Company may impose other Blackout Periods (i.e., outside of the regular quarterly Blackout Periods) during which Designated Persons and any persons acting on behalf of Designated Persons must suspend trading because of developments known to the Company and not yet disclosed to the public. In such an event, a Designated Person may not engage in any transaction involving the purchase or sale of the Company’s securities during that period and should not disclose to others the fact of such a suspension in trading.
Even at times that do not fall within a Blackout Period, any person possessing material nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until that information has been known publicly for at least one full Trading Day. Each Designated Person is individually responsible at all times for compliance with the prohibitions on insider trading. Trading in the Company’s securities outside the Blackout Period should not be considered a “safe harbor,” and all Company Personnel should use good judgment at all times.
Mandatory Pre-Clearance
All Designated Persons must pre-clear his, her or its trade in Company securities with the General Counsel (or his or her designee) before the trade may occur.
Any Designated Person seeking to pre-clear a trade in Company securities must notify the General Counsel (or his or her designee) of the desire to conduct a trade on the date of the proposed transaction. If, after receiving pre-clearance, the transaction does not occur on the date proposed, the requestor must reinstitute the pre-clearance process. The General Counsel (or his or her designee) is obligated to inform the requesting individual of a decision with respect to the request as soon as reasonably practical after considering all the circumstances relevant to a determination.
Pre-clearance requests by Designated Persons will not be granted during any regular quarterly Blackout Periods. The General Counsel (or his or her designee) may exercise discretion in determining whether to alert the requestor of the reason(s) for denial of pre-clearance, whether based on the pendency of a Blackout Period or any other reason.
Even if approval to trade pursuant to the pre-clearance process is obtained, or pre-clearance is not required for a particular transaction under this section of this Policy (see below), the requesting Designated Person (and/or any Related Person) may NOT trade in the Company’s securities if he, she or it is aware of material nonpublic information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the General Counsel or the Chief Financial Officer.
Within one (1) business day of completing any purchase or sale of Company securities that has been pre-cleared, any Designated Person who is subject to Section 16 of the Exchange Act must provide to the General Counsel (or his or her designee) a copy of documentation confirming those transactions. This Policy does not require submission of trade confirmations in Company or other companies’ securities unless otherwise indicated in writing by the General Counsel or the Chief Financial Officer.
Rule 10b5-1 Trading Plans
Overview
Rule 10b5-1 promulgated under the Exchange Act provides an affirmative defense to employees, officers and directors of public companies (so called “insiders”) against insider trading violations for transactions executed under a previously established contract, plan or instruction to trade in the Company’s securities (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws . The rule presents an opportunity for insiders to establish arrangements to sell (or purchase) Company securities without the restrictions imposed by trading windows and blackout periods imposed by this Policy— even when the insider possess material nonpublic information. A well-conceived program might also reduce negative publicity that can result when key insiders sell.
Company Personnel may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during an open trading window period outside of a blackout period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s legal team to assist in the preparation and filing of a required Form 4.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Company’s General Counsel, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any trading plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein.
Company Personnel may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, Rule 10b5-1 and the Company require a cooling-off period between the establishment of a Trading Plan and commencement of any transactions under such plan. For directors and the Company’s executive officers and principal accounting officer, trading under a Trading Plan may not begin until the later of: (1) 90 days following the adoption or modification of a Trading Plan; or (2) two business days following the disclosure in certain periodic reports (Forms 10-Q or 10-K) of the Company’s financial results for the fiscal quarter in which a Trading Plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For all other persons (other than the Company), trading under a Trading Plan may not begin until 30 days after the adoption or modification of the Trading Plan. In addition, and except as otherwise permitted by Rule 10b5-1, an individual may not (1) have multiple outstanding overlapping Trading Plans or (2) during any 12-month period, enter into more than one single-trade Trading Plan. Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must either:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or algorithm or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over how, when or whether to effect purchases or sales of the Company’s stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities covered by this Policy.
Rule 10b5-1 also has a general “good faith” requirement and persons entering into Trading Plans must act in good faith with respect to the Trading Plan throughout the duration of the Trading Plan. Trading Plans adopted by Company Personnel are required to include representations by Company Personnel certifying that the he or she: (i) is not aware of material non-public information about the Company or its securities and (ii) is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
Company Personnel must submit the draft of each Trading Plan and each trading plan that does not satisfy the requirements of Rule 10b5-1, and any modification thereof, to the General Counsel or Authorized Officer for approval, who may impose such conditions on the implementation and operation of such plans as the Authorizing Officer deems necessary or advisable. However, compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer. Such a plan may not be established during a Blackout Period or any other time during which he or she is aware of any material nonpublic information regarding the Company. Company Personnel also must request pre-clearance for any modification or termination of any such plan once established.
It is the policy of the Company that the following people are required to execute any proposed trades in the Company’s securities through a Trading Plan:
•all members of the Board of Directors and all members of the Executive Team and the Expanded Executive Team;

•all attorneys in the Legal department;
•all Company Personnel in the Finance, Internal Audit, Tax, Investor Relations or Corporate Communications departments who is required to sign the Supplemental Code of Ethics; and
•all Company Personnel otherwise designated as such by the General Counsel or Chief Financial Officer.

Termination of and Amendments to Trading Plans
Termination of or amendments to Trading Plans should occur only in unusual circumstances. Effectiveness of any termination or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Once a Trading Plan has been terminated, for those participants eligible to trade outside of a Trading Plan, such participants should wait at least 30 days before trading outside of a Trading Plan (and, in any event, the participant must comply with the cooling-off period requirements described above in connection with the adoption or modification of a Trading Plan, including any modification of a Trading Plan deemed to be the termination of such plan and the adoption of a new plan as described below). Please note that termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. A participant should consult with their own legal counsel before deciding to terminate a Trading Plan and should not assume that compliance with the 30-day bar will protect them from possible adverse legal consequences of a Trading Plan termination.
If approved by an Authorizing Officer, a person may amend an existing Trading Plan so long as such person acts in good faith and such amendments are made outside of a blackout period and at a time when the Trading Plan participant does not possess material, non-public information. A modification or change to a Trading Plan that impacts the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) thereunder is deemed a termination of the original plan and the adoption of a new plan, subject to a new cooling-off period.
Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the participant in the event of termination.
Discretionary Plans
Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker which does not have access to the Company’s material, non-public information, are permitted if pre-approved by the Authorizing Officer.
Any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company securities or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders, must be pre-approved by an Authorizing Officer. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s securities once the Trading Plan or other arrangement has been pre-approved.
Public Disclosure
The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from analysts, stockholders or the media as transactions are made under a Trading Plan. In addition, the Company will provide the disclosures required pursuant to Item 408(a) of Regulation S-K regarding the adoption or termination of trading plans (whether or not they satisfy the requirements of Rule 10b5-1 and including any modification of a trading plan deemed to be the termination of such plan and the adoption of a new trading plan) by directors and executive officers and the material terms of these plans including, without limitation: (i) the name and title of the director or executive officer (including the principal accounting officer) adopting the plan; (ii) the date of adoption or termination of the plan; (iii) the duration of the plan; and (iv) the aggregate number of securities to be sold or purchased under the plan. The Company will also provide the disclosures required pursuant to Item 408(b) of Regulation S-K regarding this Policy and, when required, will file a copy of this Policy as an exhibit to its Annual Report on Form 10-K.
Prohibited Transactions
The transactions prohibited under Section 3 of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
No Section 16 Protection
The use of Trading Plans does not exempt participants from complying with the Section 16 reporting rules or liability for short-swing trades.

Limitation on Liability
None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Policy. Notwithstanding any review of a Trading Plan pursuant to this Policy, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.
Exceptions to Blackout Period Prohibitions and Pre-Clearance Requirements
The following transactions in Company securities are not prohibited during Blackout Periods, and pre-clearance is not required for the following transactions in Company securities:
•purchases or sales of securities pursuant to pre-arranged allocation elections made under any tax-qualified employee benefit plan of the Company;
•purchases or sales of Company securities by a Designated Person in a registered public offering or in an offering under Rule 144A of the Securities Act of 1933 that is available to the Designated Person on the same terms and conditions as to all other participants in the offering; provided, however, that the General Counsel (or his or her designee) must be notified of all such purchases or sales by the Designated Person on or prior to the day such purchase or sale occurs; or
•transactions effected in accordance with a properly established Rule 10b5-1 trading plan.

5.POST-TERMINATION TRANSACTIONS
If your employment or engagement with the Company ends during a Blackout Period, this Policy (including its pre-clearance requirements and trading prohibitions during a Blackout Period) will continue to apply to your transactions in Company securities until that Blackout Period ends.
As a reminder, if you are in possession of material nonpublic information when your employment or engagement terminates, you may not trade in Company securities until that information has become public or is no longer material.

6.TRANSACTIONS UNDER COMPANY EQUITY INCENTIVE PLANS
General
Any (i) purchase of Company securities from the Company, or (ii) sales of Company securities to the Company, are not subject to this Policy.
Options
This Policy’s trading restrictions do not apply to (i) the exercise of employee stock options issued under any of the Company’s equity incentive plans or, (ii) if the Company requires, any market sale of shares issued upon the exercise of employee stock options to generate proceeds to cover the exercise price of those employee stock options and/or any withholding tax obligations at the time of exercise.
The Policy’s trading restrictions do apply, however, to any other market sale of the shares issued upon that exercise of employee stock options, including to the extent that the holder of those underlying shares (as opposed to the Company) makes an investment decision to sell those shares into the market to generate proceeds to cover the exercise price of those employee stock options and/or any withholding tax obligations at the time of exercise (or for any other reason).
Restricted Stock / Restricted Stock Units
This Policy’s trading restrictions do not apply to (i) the vesting of restricted stock or restricted stock units or (ii) the Company’s withholding of shares (or, if the Company requires, any market sale of shares) to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units.
The Policy’s trading restrictions do apply, however, to any market sale of vested restricted stock or restricted stock units directed by the holder, including if the holder (as opposed to the Company) makes an investment decision to sell the shares into the market to cover any withholding tax obligations at the time of vesting (or for any other reason).

7.GIFTS AND OTHER TRANSFERS NOT INVOLVING A PURCHASE OR SALE
Gifts of Company securities to charities or other persons (including Family Members or Controlled Entities), as well as transfers to or from trusts or partnerships, by any person subject to this Policy are permitted, subject to any Blackout Periods and pre-clearance in accordance with the pre-clearance procedures in Section 4 of this Policy.

8.PROCEDURES FOR COMMUNICATIONS WITH THE PUBLIC
General Considerations
The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. Company Personnel may not, therefore, disclose information to anyone outside the Company, including analysts, stockholders, journalists or any media outlet, family members and friends, other than in accordance with all Company policies and procedures. Company Personnel also may not discuss the Company or its business on social media (like LinkedIn, Facebook or Twitter), in an internet “chat room” or any other internet- or social media-based forum (other than reposting or distributing previously-approved Company communications).
The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of that information immediately upon its release.
Authorized Spokespersons
Senior officials of the Company, or any other director, officer, employee or agent of the Company who regularly communicates with investors and/or securities professionals, may be deemed to be persons “acting on behalf of” the Company for purposes of Regulation FD. Accordingly, Company Personnel may subject the Company to possible SEC enforcement action for a violation of Regulation FD if Company Personnel orally, or in writing, communicate material nonpublic information to securities professionals or investors in situations where the Company has not either previously, or simultaneously, released that information to the public pursuant to one or more of the following methods:
•Form 8-K or other document filed with, or submitted to, the SEC;
•A widely disseminated press release;
•A conference call or webcast of such call that is open to the public at large (albeit solely on a “listen-only” basis where an authorized spokesperson deems it appropriate), and has been the subject of adequate advance notice within the meaning of Regulation FD; or
•Posted on a portion of the Company’s website that is open to the public at large and has been the subject of adequate advance notice within the meaning of Regulation FD.
The Company limits the number of spokespersons authorized to communicate on behalf of the Company with any person or entity outside the Company – both to ensure compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company has designated the Chairperson of the Board of Directors, the Lead Independent Director, the Chief Executive Officer, the President, the Chief Financial Officer, the Investor Relations / Corporate Communications departments and any other person or investor relations firm expressly designated by the Chief Executive Officer or the Board of Directors as the sole authorized spokespersons for the Company. These people typically lead or participate in the presentations at the Company’s quarterly earnings or other conference calls. From time to time, other employees or members of the Board of Directors may be expressly designated as authorized spokespersons to respond to specific inquiries or to make specific presentations to the investment community as necessary or appropriate, in which case they too will be deemed to be “authorized spokespersons” for purposes of this Policy.
All inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, members of the media, existing stockholders and/or debtholders and potential investors (except in the context of planned and authorized presentations) with regard to the Company’s business operations or prospects as well as the Company’s financial condition, results of operations or any development or plan affecting the Company, should be referred immediately and exclusively to the Chairperson of the Board of Directors, the Lead Independent Director, the Chief Executive Officer, the President or the Chief Financial Officer (or their respective designees) or the Investor Relations / Corporate Communications departments.
Inadvertent Disclosure
Should Company Personnel become aware of facts suggesting that material nonpublic information may have been communicated in violation of this Policy to a securities professional, an actual or potential investor or the press – regardless of whether the source or means (oral, written or electronic (e.g., e-mail, Internet chat room, social media, etc.)), then that Company Personnel must notify the General Counsel (or his or her designee) immediately. In certain circumstances, steps can be taken immediately upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication. Regulation FD, for example, gives a brief period, generally 24 hours, after discovery of a careless or inadvertent selective disclosure to avoid potential SEC enforcement action by fully disclosing the information to the public.

Advance Review of Speeches and Presentations
Company Personnel need to be mindful of the information they share in speeches, presentations and meetings.
•Corporate, Investor and Analyst Presentations. Whenever practicable, the Company will encourage corporate, investor and analyst conferences, presentations and meetings in which Company Personnel participate to be open to the public and simultaneously webcast. Special care should be taken in the case of statements made in the context of informal or one-on-one meetings with analysts or investors to avoid the inadvertent disclosure of material nonpublic information.

Only the Chairperson of the Board of Directors, the Lead Independent Director, the Chief Executive Officer, the President and the Chief Financial Officer (and their respective designees) are authorized to speak or present in these situations. Other Company Personnel must obtain authorization to participate in any corporate, investor or analyst conferences, presentations and meetings from the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer (or his or her respective designee). Presentations and speeches should be provided by email to, and reviewed and authorized by, (i) the General Counsel (or his or her respective designee) and (ii) at least one of the Chief Executive Officer, the President or the Chief Financial Officer.
•Other Presentations. Any other, planned or pre-scripted portions of any other conferences or presentations to be given regarding the Company should be provided by email to, and reviewed and authorized by, the General Counsel (or his or her respective designee) in advance. If the presentation is not open to the public, consideration should be given to appropriate public dissemination of the material to be presented.
Responding to Rumors
Rumors and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumors and/or to publish corrections about inaccurate or incomplete media statements. Company Personnel should not comment upon or respond to such rumors and/or media reports. Requests for comments or responses should be referred to the Chairperson of the Board of Directors, the Lead Independent Director, the Chief Executive Officer, the President or the Chief Financial Officer.
Broad, Public Dissemination
It is the Company’s policy to disseminate material information broadly throughout the marketplace. In disclosing material information, the Company follows a regimen intended to disseminate the news broadly. Specifically, the Company has a policy of disclosing information to the public pursuant to any or all of the means described above in the section captioned “Authorized Spokespersons” above.
Material information should not be disclosed initially in investor forums to which access may be limited (such as investor conferences and “one-on-one” meetings with investors or analysts). That kind of limited disclosure can create an unfair advantage for such persons. For purposes of these discussions, the key litmus test is that material information must be disseminated broadly before or as it is discussed with any investor or analyst.

9.    POLICY ADMINISTRATION, ETC.
The General Counsel (or his or her designee) will administer this Policy (provided that, in the event of any situation involving the General Counsel as a Company Personnel, the Chief Financial Officer will administer this Policy and all references in this Policy to General Counsel will be deemed to refer to the Chief Financial Officer for those purposes). Accordingly, any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel (or his or her designee). Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Company Personnel.

10.TRAINING UNDER THE POLICY
Each of the Company Personnel subject to this Policy must train on this Policy (through the Company’s electronic training platform or otherwise) to ensure he or she has received, read, fully understands and complies with this Policy.

11.THE CONSEQUENCES OF VIOLATION
Insider trading is a serious crime. Not only does it damage those directly involved, but it also adversely affects the company whose directors, officers and other employees, agents, consultants or securities, were the subject of the offense. A company’s reputation for integrity and honesty is an important corporate asset that can be harmed significantly through an insider trading investigation conducted either by the SEC or the U.S. Department of Justice, even if no charges ultimately are brought. The consequences of violations of the federal securities laws governing insider trading (including tipping) are serious:

•For individuals who trade on inside information (or tip inside information to others):
ocivil penalty of up to three times the profit gained or loss avoided;
ocriminal fine (no matter how small the profit) of up to $5 million;
ojail term of up to 25 years;
odisgorgement of profits;
ocease-and-desist order to stop the violation, and penalties for violations of those orders or the federal securities laws; and
othe SEC may seek to bar an individual found to have engaged in insider trading from serving as an officer or director of the Company or any other public company that files reports with the SEC.
•For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading or tipping by an employee, director or other person or entity covered by that company’s policy:
ocivil penalty not to exceed the greater of $1 million or three times the profit gained or loss avoided as a result of that person’s violation; and
ocriminal penalty of up to $25 million.
•For Illegal Tipping (including as a result of unauthorized selective disclosure). Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities. In addition, the person making the communication might be sued by the SEC as a “cause” of the Company’s Regulation FD violation.
The Company, its directors, officers and the supervisory personnel as designated from time to time by the General Counsel of the Company (or his or her designee), could be deemed “controlling persons” under the federal securities laws, subject to potential liability for insider trading (including tipping) based on another person’s violations. Accordingly, it is important for these people to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent those violations. Directors, officers and other supervisory personnel who become aware of a potential violation of the insider trading prohibitions and/or a potential violation of this Policy must immediately advise the General Counsel of the Company (or his or her designee) and must take steps where appropriate to prevent persons under their supervision from misusing material nonpublic information regarding the Company or any other company or entity covered by this Policy.
Company-Imposed Sanctions
The failure to comply with this Policy may subject Company Personnel to Company-imposed sanctions, including termination for cause, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Rev. 01/2024
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